EXHIBIT 99.3
                                                                    ------------

           STAIRMASTER SPORTS/MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000

                                              1998                   1999                   2000
                                          ------------           ------------           ------------
NET SALES                                 $ 64,875,949           $ 63,193,241           $ 86,874,119

COST OF SALES                               42,386,625             37,770,657             58,552,069
                                          ------------           ------------           ------------

        Gross profit                        22,489,324             25,422,584             28,322,050

OPERATING EXPENSES:
   Selling and marketing                    16,310,373             15,778,394             19,246,404
   General and administrative                7,714,500              6,730,211              8,254,680
                                          ------------           ------------           ------------
        Total operating expense             24,024,873             22,508,605             27,501,084


OPERATING INCOME (LOSS)                     (1,535,549)             2,913,979                820,966

OTHER INCOME (EXPENSE):
   Interest income                              76,481                 77,412                155,120
   Interest expense                         (3,170,106)            (3,199,900)            (4,696,582)
   Foreign exchange gain (loss)                 11,499               (199,325)              (645,045)
                                          ------------           ------------           ------------
        Total other expense, net            (3,082,126)            (3,321,813)            (5,186,507)

                                          ------------           ------------           ------------
LOSS BEFORE INCOME TAXES                    (4,617,675)              (407,834)            (4,365,541)

INCOME TAXES                                   134,500                   --                     --
                                          ------------           ------------           ------------

NET LOSS                                  $ (4,752,175)          $   (407,834)          $ (4,365,541)
                                          ============           ============           ============

BASIC AND DILUTED NET LOSS PER
   COMMON SHARE                           $     (4,752)          $       (408)          $     (4,366)
                                          ============           ============           ============

Basic shares outstanding                         1,000                  1,000                  1,000

Diluted shares outstanding                       1,000                  1,000                  1,000

See notes to consolidated financial statements.